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                                                                Exhibit 16(b)(i)






                         Independent Auditors' Report
                         ----------------------------

The Shareholder and Board of Directors
Aetna Insurance Company of America:

Under date of March 17, 1995, we reported on the balance sheets of Aetna Insurance Company of America as of December 31, 1994 and 1993, and the related statements of income, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1994, as included herein. In connection with our audits of the aforementioned financial statements, we also have audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, in 1993 the Company changed its methods of accounting for certain investments in debt and equity securities.

                                                 /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
March 17, 1995